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EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Power-One, Inc. on Form S-3 of our report dated February 18, 2000, except for
Note 16, as to which the date is March 31, 2000, appearing in the Annual Report on Form 10-K of Power-One, Inc. for the year ended December 31, 1999 and of our report dated March 17, 2000, except for Note 16, as to which the date is March 31, 2000, appearing in the Supplemental Consolidated Financial Statements on Form 8-K of Power-One, Inc. for the year ended December 31, 1999 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Deloitte & Touche LLP
Los Angeles, California
October 17, 2000